3: MG European Equity Fund - 10f3
MG European Equity Fund - 10f3 Transactions - Q2 2000

	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Pyrosequencing	United Medical Systems	GPC Biotech AG
Underwriters	DB, Alfred Berg (ABN), SG Warburg	Sal. Oppenheim jr. & Cie., Haucj & Aufhauser, Joh. Berenberg & Gossier	CSFB, Robertson Stephens Int'l, SG Investment Banking, Sal. Oppenheim jr. & Cie.
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	Pyrosequencing	United Medical Systems	GPC Biotech AG Ordinary Bearer Shares
Is the affiliate a manager or co-manager of offering?	manager		no
Name of underwriter or dealer from which purchased	ABN	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	6/21/2000	7/14/2000	5/31/2000

Total amount of offering sold to QIBs	-	$ -	$ 126,538,010
Total amount of any concurrent public offering	$ 114,609,239	$ 69,046,351	-
Total	$ 114,609,239	$ 69,046,351	$ 126,538,010

Public offering price	$ 11.46	$ 25.57	$ 25.59
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 0.49 (4.25%)	$ 0.882 (3.45%)	$ 0.64 (2.5%)

Shares purchased	137,030	n/a	n/a
Amount of purchase	$ 1,570,490	n/a	n/a

% of offering purchased by fund	1.37%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	1.37%	n/a	n/a